SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant   ☐                             Filed by a party other than the registrant   ☒

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☒	Soliciting material pursuant to §240.14a-12

LifeLock, Inc.

(Name of Registrant as Specified in Its Charter)

Symantec Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Symantec Corporation

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: LifeLock, Inc.

Commission File No.: 001-35671

The following is an email and set of FAQ regarding the integration of LifeLock, Inc. and Symantec Corporation sent from Fran Rosch, Executive Vice President of Symantec’s Norton Business Unit, to employees of LifeLock, Inc. on December 19, 2016.

Greetings,

I hope that everyone is preparing for a great holiday break. This is just a quick note to let you know that Integration planning is officially underway and to provide some preliminary answers to a number of your most frequently asked questions.

The Yahoo data breach last week reminded us again how important our mission is to provide digital safety to consumers in our increasingly complex and dangerous world. The combination of Norton and LifeLock will create a unique organization that can provide comprehensive protection for consumers. Without going too deeply into the details on planning, I’d like to share a high-level overview of how we are tackling this project and the approach we are taking as a team to ensure a seamless integration.

A Project Management Organization (PMO) has been established to guide us through this process and keep us on track. This group of LifeLock and Symantec leaders will design and manage workstreams across key business functions (e.g., product, sales, marketing, member services, etc.) corporate services (e.g., finance, IT, HR, Legal), financial tracking, 360 communications and employee experience.

We have also established a set of Integration Guiding Principles to which all groups will be referring as they build out their plans.

•	Do No Harm
○	Deliberate and cautious integration to ensure no disruption of either business
○	Share best practices and people to develop the best consumer business
•	No Preconceived Ideas
○	Co-partner and learn each other’s business
○	Take the best capabilities forward
•	Financial – Deliver on Financial Commitments
○	Continue to “run the business” based on current plans
○	Work together to plan for opportunity to accelerate the combined business
•	People – Transparency and Positive Experience
○	Frequent communication and feedback mechanism
•	Customers / Members – Ensure Customer Experience Remains Top Priority

By having the right workstreams—and people leading them—we hope to ensure a great integration experience for all. Again, this isn’t just about bringing two companies together, this is also about bringing people together to create the world’s largest consumer digital safety company.

In my next note, I look forward to sharing more about a topic that is very important to me—the importance of fostering a great culture in order to be a successful organization.

Thanks,

Fran

LifeLock Announcement FAQ

1.	When will the transaction be completed and what can employees expect between now and then?

•	We expect this transaction to close in the first calendar quarter of 2017. Until then, Symantec and LifeLock will continue to operate as separate companies.

•	In the meantime, designated teams from both companies will begin to plan our integration. Our strong consumer team, together with leaders from LifeLock, will lead our integration efforts.

•	We ask that you stay focused on your day-to-day responsibilities. We can’t stress enough the importance of continuing to march our business forward without interruption and performing to plan.

2.	What is required in order to close the transaction?

•	The transaction is subject to the satisfaction of customary closing conditions, including applicable anti-trust regulatory approvals and LifeLock stockholder approval.

3.	Will there be any changes in staffing as a result of the acquisition?

•	As part of a larger and more diversified company, we expect that all employees, both Lifelock and Symantec, will benefit from greater career and professional development opportunities.

•	We are still early in the integration planning process and it’s premature to address specifics at this point. Many of the key decisions about staffing have not yet been made. Rest assured that as organizational structure decisions are made, we will communicate these as soon as we possibly can.

4.	Will there be any changes to employee compensation, benefits and plans?

•	At this time, we have not finalized any decisions with respect to compensation. Once we are in a place to share more about the benefits Symantec offers, it will not be an immediate switch from your current LifeLock benefits. There will still be a transition period, which will be your opportunity to see all plans and benefits options available to you, review them and ask questions. We will be in touch as soon as the sale is finalized and we have information to share.

5.	What are the integration plans?

•	The integration efforts will be led by executives from both companies, and we have commenced the planning phase.

•	As we just announced this, many of the key decisions about how we will combine the operations of Symantec and LifeLock have not yet been made.

•	We believe that much of the LifeLock integration work will be isolated primarily within the consumer business unit and should have minimal impact on other critical initiatives, including our focus on the transformation within our enterprise security business.

6.	What does this mean for our customers?

•	First and foremost, it is business as usual until the deal closes.

•	The combination of Symantec’s consumer business and LifeLock will redefine what it means to be safe online with a comprehensive approach to secure our digital lives, including our personal identities.

7.	What should I tell customers about this transaction?

•	Our consumer customers from around the world will greatly benefit from this transaction. Together, LifeLock and Symantec plan to fortify the digital lives of our customers and keep both their information and their identities safe.

•	Of course, until the transaction is completed, which we expect will occur in the first calendar quarter of 2017, Symantec and LifeLock will remain separate companies and will conduct business as usual.

•	Please keep in mind that you should not make specific representations to customers as to what the combined entity may do in the future relating to discounts, pricing, services, product developments, or other competitively sensitive information, other than what is stated in this FAQ and refer customers to our public releases and ads only.

8.	Who can I contact if I have more questions?

•	We will continue to share information as broadly as possible over the coming weeks and look forward to being able to go into much more detail once the deal is completed.

•	There will be many questions we don’t have answers for yet, but we will communicate as we do have new information available.

•	In the meantime, you can reach out to your HR department. They may not be able to answer, or get answers, to all your questions, but they will be able to share more as planning progresses.

BENEFITS

As you can imagine, bringing Symantec and LifeLock together is an exciting but complex process and there are a lot of details to sort through. While we are working hard to make sure we have plans in place for a successful integration once the deal closes in Q1 2017, we don’t have all the answers yet. We look forward to sharing much more information as, and when, we can. We understand the need for transparency during this process, and we are committed to providing as much information as we can on a regular basis. In addition to email communications, we will have calls, in-person meetings and other ways to address your questions and concerns on an ongoing basis before and after the close of the deal. You can see a high-level overview of what we offer as an employer on our Symantec Careers page.

9.	Can you share details about Symantec’s employee benefit programs?

•	Symantec’s focus is on your Total Rewards Package, which includes base pay, bonus, commissions, and a wide array of employee benefits (e.g. 401(k), ESPP, insurance, bonuses). The HR teams from Symantec and LifeLock have already begun an extensive side-by-side comparison and review process, and after the deal closes, we look forward to being able to share much more information with you. Once we are in a place to share more about the Total Rewards benefits Symantec offers, it will not be an immediate switch from your current LifeLock benefits. There will still be a transition period, which will be your opportunity to see all plans and benefits options available to you, review them and ask questions.

10.	Will the Symantec 401(k) plan allow for existing LifeLock 401(k) loans to rollover?

•	Generally, if an employee has an outstanding loan on their 401(k) – we will attempt to roll it over into the Symantec 401(k) plan. Once again, the HR teams are already working together to address this and there will also be a transition period prior to switching to the Symantec program.

11.	PTO: How will the transition from accrual (PTO) to non-accrual (MTO) be managed? Specifically, what will happen to outstanding PTO balances for those individuals moving to non-accrual?

•	This is a topic around which both HR teams are working closely together. Currently, all U.S.-based Symantec exempt (salaried) employees are on a flexible PTO—or non-accrual plan (MTO)—and non-exempt (hourly) employees accrue PTO. The process and timing of when LifeLock employees would transfer to Symantec non-accrued time-off for eligible employees is still in planning. Employees should continue with their regular practice of working with their managers to request time off. You will not lose any of the PTO that has been accrued. Symantec practice is to pay out PTO balances, but timing and logistics have yet to be determined. Again, there will be a transitionary period after close of sale. Employees who will be moving to the MTO program will also have their accrued PTO balances paid out.

12.	I’m on a work visa. What happens once I become a Symantec employee?

•	As part of the integration planning process, the LifeLock and Symantec HR and legal teams have already begun reviewing the status of employees on immigration sponsored visas and we hope to be able to share more information with employees on work visas shortly after close of deal. Please know that there will be a transitionary period after closing that will give all visa holders the opportunity to meet with HR and legal.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION

In connection with the proposed transaction, LifeLock filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on December 9, 2016. Additionally, LifeLock will file with the SEC other relevant materials in connection with the proposed transaction, including LifeLock’s definitive proxy statement. The definitive proxy statement will be mailed to LifeLock stockholders and will contain important information about the proposed transaction and related matters. LIFELOCK STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. LifeLock stockholders are advised that they may obtain free copies of the proxy statement filed by LifeLock with the SEC (when this document becomes available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the proxy statement may be obtained (when this document becomes available) from LifeLock’s website at http://investor.LifeLock.com/ or from LifeLock by written request to Investor Relations, 60 East Rio Salado Parkway, Suite 400 Tempe, Arizona 85281.

Additionally, LifeLock and Symantec will file other relevant materials in connection with the proposed acquisition of LifeLock by Symantec pursuant to the terms of an Agreement and Plan of Merger by and among, Symantec, L1116 Merger Sub, Inc., a wholly owned subsidiary of Symantec, and LifeLock Symantec, LifeLock and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of LifeLock stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Symantec’s executive officers and directors in the solicitation by reading Symantec’s most recent Annual Report on Form 10-K, which was filed with the SEC on May 20, 2016 and the proxy statement for Symantec’s 2016 annual meeting of stockholders, which was filed with the SEC on September 9, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Symantec’s Investor Relations Website at http://investor.symantec.com. Information concerning the interests of LifeLock’s participants in the solicitation, which may, in some cases, be different than those of LifeLock’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.